  Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of December 5, 2016 by and among Meridian Waste Solutions, Inc., a New York corporation (the “Company”) and Joseph D’Arelli (“Executive”). The Company and Executive are also each hereinafter referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Executive serves as the Chief Financial Officer of the Company pursant to that certain Executive Employment Agreement, dated as of November 29, 2016, between the Parties (the “Original Agreement”); and
WHEREAS, the Parties desire to amend the Original Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.
Amendments. The Original Agreement shall be amended as follows:

a.
References to this “Agreement” shall mean the Original Agreement as amended by this Amendment.

b.
Section 3(b)(ii) of the Original Agreement is amended and restated in its entirety as follows:

Equity Bonus. During each calendar year of this Agreement, Executive shall be entitled to an annual bonus, payable in non-qualified stock options to purchase common stock of the Company (the “Options”) in accordance with the Company’s 2016 Equity and Incentive Plan and subject to the restrictions contained therein and/or in any Option Agreement between Executive and the Company, based upon acquisitions by the Company or a subsidiary of the Company of substantially all the assets of existing businesses or of controlling interests in existing business entities (collectively, the “Major Transactions”). The Options will be calculated as of January 15th of each year of this Agreement based upon the Major Transactions which took place in the immediately preceding calendar year, as follows: the number of shares of Common Stock that may be purchased pursuant to Options for such year shall be calculated based on the dollar value obtained by multiplying the sum of the purchase prices and/or proceeds of all Major Transactions during the immediately preceding year by .005, and such total shall then be divided by the average closing price of the Common Stock in the principal market on which the Common Stock is traded, for the five (5) consecutive trading days ending on the last trading day of the previous calendar year. The resulting calculation shall be the number of Options which shall be issued to the Executive. The Options shall have an exercise price equal to the closing price of the Common Stock in the principal market on which the Common Stock is traded as of the date of grant of such Options; provided, however, such exercise price shall be increased to 110% of the closing price of the Common Stock in the principal market on which the Common Stock is traded as of the date of grant of such Options, or such other amount, as may be required in accordance with the Company’s 2016 Equity and Incentive Plan. The Options will be exercisable for a period of five years. The calculations described above shall be made by no later than January 15th of the year following the calendar year for which the calculations are based and the shares shall be issued to the Executive within 15 days of the calculation having been completed. For purposes of illustration only, in the event that Major Transactions in the amount of $75,000,000 occurred during the 2016 calendar year and the closing price for the Common Stock on the date of such grant was $15.00 per share, in 2017 the Executive would be entitled to receive Options to purchase 25,000 shares ((75,000,000/15)*.005).

2.
Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Agreement shall be instituted in the federal courts or the courts of the state of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3.
Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Agreement.

COMPANY:		EXECUTIVE:

MERIDIAN WASTE SOLUTIONS, INC.

By:	/s/ Jeffrey S. Cosman	/s/ Joseph D'Arelli
	Name: Jeffrey S. Cosman	JOSEPH D’ARELLI, individually
Title: Chief Executive Officer